Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
V. F. Corporation
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)

Fees to Be Paid	Equity	Common Stock	Other	53,000,000 (1)(2)	$15.41 (3)	$816,730,000	$0.00014760	$120,550

	Total Offering Amounts					$816,730,000		$120,550

	Total Fee Offsets							—

	Net Fee Due							$120,550

(1)
Consists of the additional 53,000,000 shares of common stock, without par value, stated capital $0.25 per share (the “Common Stock”) of V. F. Corporation (the “Registrant”) to be offered or sold pursuant to the V. F. Corporation 1996 Stock Compensation Plan, as amended and restated May 14, 2024 (the “Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock that may be issued to adjust the number of shares issued pursuant to the Plan as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s Common Stock.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) of the Securities Act, and based upon the average of the high and low sales price of a share of the Registrant’s Common Stock as reported by the New York Stock Exchange on August 5, 2024.

(4)	Calculated pursuant to Rules 457(c) and 457(h)(1) of the Securities Act, by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.00014760.